UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/24/2009

Georgia-Carolina Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22891

Georgia	58-2326075
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3527 Wheeler Road
Augusta, Georgia 30909
(Address of principal executive offices, including zip code)

706-731-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2009, the Board of Directors of Georgia-Carolina Bancshares, Inc. (the "Company") elected Thomas J. Flournoy as Senior Vice President and Chief Financial Officer of the Company and First Bank of Georgia (the "Bank").

Mr. Flournoy, age 53, comes to the Bank with over twenty-five years of executive/senior level bank management experience in finance, accounting and operations. From July 2008 through March 2009, he served as Chief Financial Officer and Executive Vice President of Omni National Bank in Atlanta, Georgia. Previous to that position, he served from April 2007 through July 2008, as Chief Operating Officer and Executive Vice President of Commonwealth Bank & Trust Company in Louisville, Kentucky. From May 2005 through April 2007, he served as Chief Financial Officer and Executive Vice President of Summit National Bank in Atlanta, Georgia. From October 2001 through May 2005, he served as Chief Financial Officer and Executive Vice President of MFB Corporation, a bank holding company located in Mishawaka, Indiana.

There are no family relationships between Mr. Flournoy and any director or executive officer of the Company. Excluding his employment, there are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Flournoy has any direct or indirect material interest. There are no arrangements or understandings between Mr. Flournoy and any other person pursuant to which he was elected as an officer of the Company and the Bank.

Mr. Flournoy will be paid an annual salary of $150,000. He will also be eligible to earn an additional 20% of his base salary pursuant to an annual incentive plan which has yet to be developed. The Company intends to enter into a Change of Control Agreement with Mr. Flournoy at a future date, whereby he will be eligible to receive certain compensation and benefits under specified conditions should the ownership of the Company change.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Georgia-Carolina Bancshares, Inc.

Date: March 30, 2009	By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III
President and Chief Executive Officer